Exhibit 10.1
Named Executive Officer Compensation Schedule

	2005 Long-Term
Name & Principal Position	2005 Salary	2005 Bonus	Incentive Award(1)	2006 Base Salary

Timothy H. Callahan	$1,050,000	$1,760,000	58,637 RSRs	$1,110,000
Michael C. Colleran	400,000	650,000	28,785 RSRs	425,000
William R.C. Tresham	400,000	550,000	26,652 RSRs	425,000
Brian K. Lipson	400,000	450,000	21,322 RSRs	414,000
Ted R. Jadwin	290,000	185,000	9,595 RSRs	300,000

(1)	Upon vesting of the restricted stock rights (the “RSRs”), one share of Trizec’s common stock is issuable for each RSR that vests. The RSR award granted to each executive officer represents the number of RSRs awarded based on $23.45 per share of Trizec common stock, the closing price on February 6, 2006.